Exhibit 99.1

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Contact:  Jim Kratochvil
Chief Financial Officer
812-424-2904

Berry Plastics Corporation Announces Estimated Quarterly Results

For Immediate Release:

EVANSVILLE, IN – October 19, 2011 - Berry Plastics Corporation (the "Company") estimates that its net sales will total $1,229 million during its fiscal 2011 fourth quarter, representing an increase of 6% over $1,154 million in the fiscal 2010 fourth quarter.  This increase is a result of acquisition volume growth of 4% and net selling price increases of 11% partially offset by a base volume decrease of 9% primarily in our Specialty Films segment.  Also, the Company estimates that its fiscal 2011 fourth quarter Adjusted EBITDA, excluding pro forma cost reductions, will be $195 million compared to $171 million for the fourth fiscal quarter of 2010.  These amounts reflect management’s estimate as of the date of this press release; actual results may vary from these results.  Adjusted EBITDA is a Non-GAAP measure. The following table reconciles net income (loss) to the Company’s estimate of Adjusted EBITDA for fiscal 2011 fourth quarter and fiscal year ended October 1, 2011 and Adjusted EBITDA for fiscal 2010 fourth quarter:

	Unaudited
	Quarter Ended		Fiscal Year Ended
	Estimated	Actual	Estimated
($ in millions)	October 1, 2011	October 2, 2010	October 1, 2011

Adjusted EBITDA	200	191	750
Pro forma cost reductions	(5)	(20)	(40)
Adjusted EBITDA, excluding pro forma cost reductions	195	171	710
Pro forma acquisitions	(7)	(18)	(55)
Net interest expense	(53)	(63)	(220)
Depreciation and amortization	(91)	(85)	(344)
Income tax (expense) benefit	(8)	2	18
8 7/8% Second Priority Notes extinguishment	-	-	(68)
Other	(18)	(20)	(84)

Net income (loss)	$18	($13)	$(43)

Adjusted EBITDA is a financial metric utilized in the calculation of the first lien leverage ratio as defined in the Company’s senior secured credit facilities.  While the determination of appropriate adjustments in the calculation of Adjusted EBITDA is subject to interpretation under the terms of the credit facility, management believes the adjustments described above are in accordance with the covenants in the credit facility.  Adjusted EBITDA should not be considered in isolation or construed as an alternative to our net income (loss) or other measures as determined in accordance with GAAP.  In addition, other companies in our industry or across different industries may calculate bank covenants and related definitions differently than we do, limiting the usefulness of our calculation of Adjusted EBITDA as a comparative measure.

At October 1, 2011, the Company had an outstanding balance of $195 million on the revolving credit facility and unused borrowing capacity of $417 million under the revolving line of credit subject to the solvency of our lenders to fund their obligations and our borrowing base calculations.

The Company’s outstanding debt consisted of the following at the end of the fiscal year.

		Estimated
($ in millions)	Maturity	October 1, 2011
Cash		42

Capital Leases / Other	Various	100
Revolver	Jun-16	195
Term Loan	Apr-15	1,146
8.25% First Priority Notes	Nov-15	370
First Lien Floating Rate Notes	Feb-15	681
Total First Lien Debt, net of Cash		2,450
9.75% Second Priority Notes	Jan-21	800
9.5% Second Priority Notes	May-18	500
2nd Lien Floating Rate Notes	Sep-14	211
Total Secured Debt, net of Cash		3,960
11% Sub Notes	Sep-16	455
10.25% Sub Notes	Mar-16	127
Total Debt, net of Cash		4,542

In September 2011, BP Parallel LLC invested approximately $39 million to purchase $41 million aggregate principal amount of our 10 ¼% Senior Subordinated Notes and $2 million aggregate principal amount of our Second Priority Floating Rate Senior Secured Notes.  The repurchases resulted in a net gain of $4 million.

As part of the Company’s preparation of its financial statements for the fiscal year ended October 1, 2011, the Company is conducting its annual evaluation of the value of its goodwill, long-lived assets and intangible assets for impairment, as required under by the Goodwill and Other Intangibles standard of the Accounting Standards Codification (ASC).  The estimated results above do not include any impact from impairment charges recorded under the ASC.  As part of the first step of the annual evaluation, the Company has identified an impairment in the Specialty Films segment.  The Company is continuing with the second step of the evaluation process for the Specialty Films segment in order to identify the amount of the impairment and will complete this evaluation prior to reporting audited results. The impairment charge is a non-cash expense and may be in excess of $150 million of the segment's $240 million of goodwill.

This press release is for informational purposes only and is not intended to serve as a solicitation to buy securities or an offer to sell securities.

Berry Plastics is a leading manufacturer and marketer of plastic packaging products and is headquartered in Evansville, Indiana.

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Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements.  Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies’ SEC filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.